EXHIBIT 99.1
FCB BANCORP
FCB BANCORP ANNOUNCES A 75% INCREASE IN NET INCOME FOR THE QUARTER
Camarillo, California – April 20, 2006 – FCB Bancorp (OTCBB: FCBA), the holding company for First California Bank, announced today that net income for the first quarter of 2006 was $1.0 million, a 75 percent increase from the same quarter a year ago. Diluted earnings per share increased 19 percent to $0.31 per diluted share from $0.26 per diluted share for the same quarter last year. The change in interim results is due primarily to an acquisition completed at the end of the third quarter of 2005.
“The Bank’s performance during the first quarter of this year has surpassed our expectations,” stated C. G. Kum, President and Chief Executive Officer. “We anticipated our acquisition to be beneficial to our shareholders and I am very pleased with our double-digit growth in our per share results, the climb in our net interest margin, and our ability to control and improve our efficiency ratio. We also anticipated benefits to our existing and future Bank clients. I am pleased to see the growth in our loans and deposits and our expansion into the San Fernando Valley. We continue to be focused on executing our strategic business plan and we look forward to further growth for the Bank in the future.”
Overview
We (“FCB Bancorp”, “the Company”, “us”, “we”, “our”) are a bank holding company formed by the shareholders of First California Bank (the “Bank”) on September 30, 2005.

We also completed the acquisition of South Coast Bancorp, Inc. and its wholly owned subsidiary, South Coast Commercial Bank, on that date for cash consideration of $36.0 million. In connection with the acquisition we issued 1,115,000 of common shares at $19.75 per share and issued $10.3 million of junior subordinated debentures. The acquisition was accounted for using the purchase method of accounting and, as a result, our balance sheet information includes the fair value of the assets acquired and the liabilities assumed from South Coast Bancorp, Inc. as of the acquisition date. Our income statement information, however, reflects our consolidated activities after the consummation of the merger on September 30, 2005.
On December 5, 2005, the Bank acquired essentially all the assets and liabilities of South Coast Commercial Bank, our then other subsidiary, including all current loan and deposit customers. The purchase and assumption transaction closed immediately prior to the sale of South Coast Commercial Bank to another institution. As a result of that transaction, we now do business with all customers as First California Bank in all of our locations.
Net income

(in thousands, except per share)	First quarter
	2006	2005
Net income	$1,010	$577

Basic earnings per share	$0.31	$0.27
Diluted earnings per share	$0.31	$0.26

Basic weighted average shares	3,278	2,163
Diluted weighted average shares	3,292	2,187
Net income for the first quarter of 2006 was $1,010,000 or $0.31 per diluted share compared with $577,000 or $0.26 per diluted share for the same quarter of 2005. The earnings per share data for the first quarter of 2006 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 new shares at the end of the third quarter of 2005. Total common shares outstanding at March 31, 2006 were 3,277,807.
Net income for the first quarter of 2006 increased 14 percent when compared with pro forma combined first quarter 2005 net income of $884,000. Diluted earnings per share for the first quarter of 2006 increased 15 percent when compared with pro forma combined diluted earnings per share of $0.27 for the year ago quarter. The pro forma combined information reflects assumptions and estimates as if the merger, common stock issuance, and trust preferred issuance had occurred at the beginning of 2004. The pro forma combined information does not necessarily reflect the results that would have been achieved had the merger been consummated at that date.
Net interest income

(dollars in thousands)	First quarter
	2006	2005
Net interest income	$5,237	$3,102
Net interest margin (tax equivalent)	5.05%	4.84%
Average interest earning assets	$423,003	$262,044
Average interest bearing funds	$294,830	$170,894
Net interest income for the first quarter of 2006 was $5.2 million, an increase of 69 percent from $3.1 million posted last year. The net interest margin on a tax equivalent basis for the first quarter of 2006 was 5.05 percent up from 4.84 percent for the same quarter a year ago. The increase in our net interest income reflects the higher level of interest earning assets due to the acquisition. The increase in our net interest margin reflects the increase in interest rates from a year ago.
Noninterest income and noninterest expense

(dollars in thousands)	First quarter
	2006	2005
Service charges, fees & other income	$473	$414
Loan commissions & sales	52	102
Loss on sales of securities	(20)	—

Noninterest income	$505	$516

* * *

Salaries and employee benefits	$2,262	$1,529
Premises and equipment	643	386
Other expenses	1,018	650

Noninterest expense	$3,923	$2,565

Efficiency ratio	67.79%	70.90%
Service charges, fees and other income for the first quarter of 2006 totaled $473,000, up 14 percent from $414,000 for the same quarter last year. Loan commissions and sales were $52,000 for the first quarter of 2006 compared with $102,000 for the first quarter of 2005.

Operating expenses for the first quarter of 2006 were $3.9 million, up from $2.6 million for the same quarter last year. The increase in operating expenses from a year ago reflects the growth in our business. We opened a new branch in Simi Valley in January 2005 in a temporary location, built a new branch office on the site of the new Simi Valley Towne Center, and relocated to that location in December 2005. In addition, in the first quarter of 2006, we opened a new loan production office in Sherman Oaks and have added lending and credit administration personnel. Also, we expanded our business through the previously described acquisition, increasing personnel and locations in Orange and Los Angeles counties. We have since converted to a single operating system, combined all administrative functions and now do business with all customers as First California Bank in all of our locations. Notwithstanding the increase in operating expenses, the efficiency ratio improved to 67.79 percent for the first quarter of 2006 from 70.90 percent for the same quarter a year ago. The improvement reflects higher net interest revenue from the growth of our loan portfolio and the general increase in interest rates as well as our ability to generate low-cost core deposits from our expanded branch network.
Loans and deposits

(dollars in thousands)	As of Mar 31,
	2006	2005
Commercial mortgage	$193,804	$88,793
Multifamily mortgage	31,686	3,917
Construction loans	25,540	12,645
Commercial loans	80,520	66,356
Home equity loans/lines	5,437	3,007
Home mortgage	15,197	8,396
Installment and credit card	1,389	2,664

Total loans	$353,573	$185,778

	As of Mar 31,
	2006	2005
Checking	$108,560	$93,700
Interest checking	24,280	21,180
Savings	19,497	11,771
Money market	54,051	49,104
Time deposits under $100,000	84,857	28,918

Core deposits	291,245	204,673
Time deposits $100,000 or more	100,587	27,209

Total deposits	$391,832	$231,882

Loans ended the first quarter of 2006 at $353.6 million, up from $185.8 million at the end of the same quarter a year ago. Since the end of 2005, loans are up 3 percent. Deposits ended the first quarter of 2006 at $391.8 million, up from $231.9 at March 31, 2005. Since the end of 2005, deposits are up 5 percent.

Allowance for loan losses and asset quality

(dollars in thousands)	First quarter
	2006	2005
Beginning balance	$4,105	$2,346
Provision for loan losses	153	122
Loans charged-off	—	—
Recoveries on loans charged-off	29	69

Ending balance	$4,287	$2,537

* * *
Allowance to loans	1.21%	1.37%
* * *
Accruing loans past due 90 days or more	$226	$71
Nonaccrual loans	$—	$2,158
Nonaccrual loans to loans	—	1.16%
At March 31, 2006, the allowance for loan losses was $4.3 million and the ratio of the allowance to loans was 1.21 percent. The ratio of the allowance to loans was 1.20 percent at December 31, 2005. For the first quarter of 2006, there were no loans charged-off; recoveries were $29,000. There were no nonaccrual loans at March 31, 2006 or December 31, 2005.
Capital and selected ratios
The ratio of shareholders’ equity to total assets at March 31, 2006 was 9.71 percent compared with 9.80 percent at year-end 2005. Tangible equity to tangible assets at March 31, 2006 was 6.41 percent compared with 6.40 percent at the end of 2005. Book value per common share at March 31, 2006 increased to $14.25 from $13.97 at December 31, 2005.
The return on average assets and the return on average common equity for the first quarter of 2006 were 0.87 percent and 8.83 percent, respectively. The risk-based capital ratios of our bank subsidiary exceeded those required for “well-capitalized” status.
FCB Bancorp
FCB Bancorp, and its wholly owned subsidiary, First California Bank, is a leading community banking company with headquarters in Ventura County.

Established in 1979, First California Bank has eight full service offices located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousands Oaks, Ventura and Westlake Village along with loan production offices located in Sherman Oaks and Torrance.
Contact information

C. G. Kum	Romolo Santarosa
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
805-322-9308	805-322-9333
cgkum@fcbank.com	rsantarosa@fcbank.com
* * * * * * * * * * *
This news release includes ‘forward-looking’ statements within the meaning of Section 27A of the Securities Act. All of the statements contained in this press release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, deposits and investments, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company, (iii) the Company’s beliefs as to the adequacy of the allowance for loan losses, and (iv) the Company’s beliefs and expectations of future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
# # #
Selected financial data attached

FCB Bancorp
Selected Consolidated Financial Data
(in thousands, except per share data)

	1Qtr 2006	4Qtr 2005	3Qtr 2005	2Qtr 2005	1Qtr 2005
Income statement summary
Net interest income	$5,237	$5,209	$3,567	$3,359	$3,102
Service charges, fees & other income	473	437	439	359	414
Loan commissions & sales	52	107	69	66	102
Gains (losses) on sales of securities	(20)	—	—	2	—
Operating expenses	3,923	3,611	2,727	2,650	2,565
Provision for loan losses	153	122	122	122	122

Income before income tax	1,666	2,020	1,226	1,014	931
Income tax	656	764	464	385	354

Net income	$1,010	$1,256	$762	$629	$577

Balance sheet summary
Loans	$353,573	$342,883	$326,151	$199,631	$185,778
Allowance for loan losses	4,287	4,105	3,995	cf2 2,593	2,537
Securities	67,886	73,419	77,171	73,934	75,005
Deposits	391,832	372,348	361,188	238,468	231,882
Federal Home Loan Bank advances	30,050	36,319	47,566	34,940	30,350
Junior subordinated debentures	10,310	10,310	10,310	—	—
Shareholders’ equity	46,696	45,779	44,960	23,664	22,587
Goodwill and other intangibles	16,934	16,951	17,868	—	—
Total assets	480,990	467,111	467,391	298,294	285,909

Common shareholders’ data
Basic earnings per share	$0.31	$0.38	$0.35	$0.29	$0.27
Diluted earnings per share	$0.31	$0.38	$0.35	$0.29	$0.26
Book value per share	$14.25	$13.97	$13.72	$10.94	$10.44
Basic weighted average shares	3,278	3,278	2,175	2,163	2,163
Diluted weighted average shares	3,292	3,294	2,190	2,178	2,187

Capital ratios
Equity to assets	9.71%	9.80%	9.62%	7.93%	7.90%
Tangible equity to tangible assets	6.41%	6.40%	6.16%	7.93%	7.90%
Total capital ratio *	11.57%	11.62%	9.38%	11.63%	12.77%
Tier 1 capital ratio *	10.42%	10.48%	8.15%	10.44%	11.52%
Tier 1 leverage ratio *	9.04%	8.88%	6.52%	8.20%	8.27%

Financial ratios
Return on average assets	0.87%	1.08%	1.01%	0.89%	0.85%
Return on average equity	8.82%	11.00%	12.35%	10.88%	10.33%
Efficiency ratio	67.79%	62.46%	66.93%	70.03%	70.90%
Net interest margin (tax equivalent)	5.05%	5.02%	5.15%	5.02%	4.84%
Allowance for loan loss to loans	1.21%	1.20%	1.22%	1.30%	1.37%

*	First California Bank only.